                                                                     EXHIBIT 2.1




                        DATED 20 NOVEMBER, 1996

                  SHARE SALE AND PURCHASE AND OPTION AGREEMENT relating to the issued share capital of Global Accessories Limited




          The persons herein named as VENDORS                                (1)

          JAMES P BARSHALL                                                   (2)

          GLOBAL ACCESSORIES LIMITED                                         (3)

          VANS, INC.                                                         (4)


THE SHARES OF VANS, INC. COMMON STOCK OFFERED TO THE VENDORS HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), ANY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SHARES ARE REGISTERED UNDER THE ACT, OR ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

                               Table of Contents

PARTIES                                                                                            1
INTRODUCTION                                                                                       1
OPERATIVE PROVISIONS                                                                               2
          1 Interpretation                                                                         2
          2 Sale and purchase of the Shares and grant of Options                                   8
          3 Consideration                                                                          10
          4 Completion                                                                             16
          5 Warranty                                                                               20
          6 Non-disclosure of information                                                          35
          7 Management of the Company                                                              35
          8 Covenants against competition                                                          41
          9 Binding nature of Agreement                                                            42
          10 General Provisions                                                                    43
SCHEDULE 1                                                                                         46
          The Vendors                                                                              46
          Part I                                                                                   46
          Shareholdings                                                                            46
          Part II                                                                                  47
          Initial Consideration                                                                    47
          Part III                                                                                 48
          Options Consideration - Option (Second) Shares                                           48
          Part IV                                                                                  49
          Options Consideration - Option (Third) Shares                                            49
          Part V                                                                                   50
          Options Consideration - Option (Fourth) Shares                                           50
          Part VI                                                                                  51
          Options Consideration - Option (Fifth) Shares                                            51
          Part VII                                                                                 52
          Options Consideration - Option (Sixth) Shares                                            52
SCHEDULE 2                                                                                         53
          Particulars of the Company                                                               53
SCHEDULE 3                                                                                         54
          Warranty Statements                                                                      54
          A Corporate and general                                                                  54
          B Financial statements                                                                   55
          C Business since the Accounts Date in 1996                                               55
          E Assets                                                                                 57
          F Trade                                                                                  57
          G Insurance                                                                              58
          H Intellectual property rights                                                           59
          I Employees                                                                              59
          J Pensions                                                                               60
          K Real property                                                                          60
          L Tax returns and taxation                                                               61
          M Records                                                                                62
          N Stamp duties                                                                           62
          O Insolvency                                                                             62
ATTESTATIONS                                                                                       63

         DATED 20 NOVEMBER, 1996

         PARTIES

(1) The companies or persons whose names and addresses appear in column 1 of Schedule 1 ("the Vendors");

(2) JAMES PETER BARSHALL of Flat 3, 16 Phillimore Gardens, London W8 7QE ("Mr Barshall");

(3) GLOBAL ACCESSORIES LIMITED (No. 2589904) whose registered office is at 12 York Gate, London NW1 4QS ("the Company"); and

(4) VANS, INC. (a company incorporated in the state of Delaware, USA, with registered number (737365024)) whose principal place of business is at 2095 Batavia, Orange, California 92865, United States of America ("the Purchaser").

          INTRODUCTION

(A) The Company was incorporated in England and Wales on 8 March 1991 under the Companies Act 1985 and is registered under number 2589904 as a private company limited by shares. Short particulars of the Company are set out in Schedule 2. It has at the date of this Agreement an authorised share capital of L.1,000 divided into 1,000 ordinary shares of L.1 each all of which Shares have been issued and are fully paid or credited as fully paid and the Vendors are the legal owners of the Shares in the proportions shown in column 2 of Part I of Schedule 1 and have the right, power and authority to sell and transfer the Shares free from any claims, charges, liens, encumbrances or equities.

(B) The business of the Company is that of the wholesaling of fashion accessories.

(C) The Vendors are willing to sell and the Purchaser is willing to purchase the Sale (First) Shares and each of the Remaining Vendors and the Purchaser are willing to grant each other the Options on the terms and subject to the conditions of this Agreement.

          OPERATIVE PROVISIONS

1         INTERPRETATION

1.1 In this Agreement (including the Introduction and Schedules), except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:


         the Accounts                              each of the audited balance
                                                   sheets of the Company and (if
                                                   relevant) the consolidated
                                                   audited balance sheets of the
                                                   Company and the Subsidiaries
                                                   as at the Accounts Date in
                                                   each of the years 1997 to
                                                   2001 (inclusive) and the
                                                   audited profit and loss
                                                   accounts of the Company and
                                                   (if relevant) the
                                                   consolidated audited profit
                                                   and loss accounts of the
                                                   Company and the Subsidiaries
                                                   for each of the years ended
                                                   on the Accounts Date in 1997
                                                   to 2001 (inclusive) together
                                                   with the directors' reports
                                                   and other documents required
                                                   by law to be annexed thereto
                                                   (and each of the periods
                                                   relating to the years in
                                                   which Accounts are to be
                                                   prepared shall be an
                                                   "Accounts Period")

         the Accounts Date                         30 September

         Business Day                              a day other than a Saturday
                                                   or a Sunday on which the
                                                   clearing banks are open for
                                                   business in the City of
                                                   London, England

Board(s) the board of directors for the time being of any of the Companies as specifically referred to

Call Options Periods                      shall mean respectively in the
                                          case of each of the Option
                                          Shares, the period commencing
                                          on the date following the
                                          last date of the relevant Put
                                          Options Period and ending 60
                                          Business Days thereafter

the Company's Auditors                    at Completion, Blick
                                          Rothenberg of 12 York Gate,
                                          London NW1 4QS

the Companies                             the Company and the
                                          Subsidiaries and each of them

Completion                                completion of the sale and
                                          acquisition of the Sale
                                          (First) Shares in accordance
                                          with the terms of clause 4

Completion Accounts                       the audited balance sheet of
                                          the Company as at the 1996
                                          Accounts Date and the audited
                                          profit and loss accounts of
                                          the Company for the eighteen
                                          month period ended on the
                                          Accounts Date in 1996
                                          together with the directors'
                                          report and other documents
                                          required by law to be annexed
                                          thereto

Completion Date                           the date of completion of the
                                          Options (if exercised) in
                                          respect of each of the Option
                                          (Second) Shares, the Option
                                          (Third) Shares, the Option
                                          (Fourth) Shares, the Option
                                          (Fifth) Shares and the Option
                                          (Sixth) Shares pursuant to
                                          clause 4.5, (each in the
                                          context of the relevant
                                          completion being a
                                          "Completion Date")

         Consideration                             the aggregate of the Initial
                                                   Consideration and the Options
                                                   Consideration referred to in
                                                   clause 3

         Consideration Shares                      shares of common stock par
                                                   value US$0.001 each of the
                                                   Purchaser

         the Directors                             the persons specified as
                                                   directors of the Company in
                                                   Schedule 2 (the expression
                                                   "Director" meaning any of
                                                   them)

         the Disclosure Letter                     a letter in the agreed form
                                                   bearing the same date as this
                                                   Agreement from the Vendors'
                                                   Solicitors to the Purchaser's
                                                   Solicitors together with the
                                                   documents annexed to such
                                                   letter

         Distributor Agreement
           Amendment                               the amendment to the
                                                   distributor agreement between
                                                   the Purchaser and the Company
                                                   (the "Distributor Agreement")
                                                   in the agreed form

         Dr. Barshall                              Dr. Carolyn E. Barshall

         Initial Consideration                     the issue and allotment of
                                                   170,000 Consideration Shares
                                                   in respect of the sale and
                                                   acquisition of the Sale
                                                   (First) Shares pursuant to
                                                   clause 3.1

         Mr. Dubens                                Mr. Peter A. D. Dubens

         Mr. Sieff                                 Mr. Jonathan D. Sieff

         Net Profits                               the net profits of the
                                                   Companies, as defined in
                                                   clause 3.7 and calculated
                                                   pursuant to clauses 3.8 to
                                                   3.10 (inclusive)

         Options each of the Call Options and/or the Put Options, as defined in clause 2.2, as the case may be

         Options Consideration                     each of the considerations
                                                   payable in respect of the
                                                   acquisition of the Option
                                                   Shares by the Purchaser
                                                   pursuant to clause 3.2

         Option Shares                             each of the Option (Second)
                                                   Shares, the Option (Third)
                                                   Shares, the Option (Fourth)
                                                   Shares, the Option (Fifth)
                                                   Shares and the Option (Sixth)
                                                   Shares, as the context
                                                   requires

         Option (Second) Shares                    90 of the Shares as set out
                                                   in Part III of Schedule 1

         Option (Third) Shares                     100 of the Shares as set out
                                                   in Part IV of Schedule 1

         Option (Fourth) Shares                    100 of the Shares as set out
                                                   in Part V of Schedule 1

         Option (Fifth) Shares                     100 of the Shares as set out
                                                   in Part VI of Schedule 1

         Option (Sixth) Shares                     100 of the Shares as set out
                                                   in Part VII of Schedule 1

         Pailex                                    Pailex Securities
                                                   International Inc.

         Property                                  Unit 1, Sargeant Industrial
                                                   Estate, 100-102 Garratt Lane,
                                                   London SW18 4DJ

         the Purchaser's Directors                 the persons appointed as
                                                   directors of the Company by
                                                   the Purchaser from time to
                                                   time;

         the Purchaser's Group                     the Purchaser and any holding
                                                   company of the Purchaser and
                                                   any of the subsidiaries from
                                                   time to
                                          time of the Purchaser or of
                                          the Purchaser's holding
                                          company from time to time

the Purchaser's Solicitors                Lovell White Durrant of 527
                                          Madison Avenue, 10th Floor,
                                          New York, NY 10022 United
                                          States of America

Put Options Periods                       shall mean respectively in the case of
                                          each of the Option Shares, the period
                                          commencing on the Determination Dates
                                          (as defined in clause 3.10) of the
                                          Option Consideration for each Accounts
                                          Period and ending on the date that is
                                          60 Business Days following each of
                                          such Determination Dates

Regulation S Letter                       the representation letter of the
                                          Vendors regarding Regulation S under
                                          the Securities Act (as defined in
                                          clause 5.17)

Remaining Vendors                         together, Dr. Barshall and
                                          Pailex.

Sale (First) Shares                       510 of the Shares as set out
                                          in Part II of Schedule 1

SEC                                       The Securities and Exchange
                                          Commission

the Service Agreements                    the service agreements in the
                                          agreed form to be entered
                                          into on Completion between
                                          the Company and each of Mr
                                          Barshall, Mr Sieff and Mr
                                          Dubens

the Shares                                the 1,000 issued ordinary
                                          shares of L.1 each in the
                                          capital of the Company

         Subsidiaries                              all and any subsidiary or
                                                   subsidiaries of the Company
                                                   from time to time, and the
                                                   expression "Subsidiary" shall
                                                   mean any one of the
                                                   Subsidiaries

         the Stock Exchange                        The NASDAQ National Market
                                                   System

         the Vendors' Solicitors                   S J Berwin & Co of 222 Grays
                                                   Inn Road, London WC1X 8HB

         the Warranty                              the warranty given in clause
                                                   5

         the Warranty Statements                   the statements set out in
                                                   Schedule 3 as construed in
                                                   accordance with clause 5


1.2 All references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this Agreement) to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment but excluding any statutory modification not in force at the date of this Agreement which operates to increase any liability of the Vendors hereunder or any document referred to herein.

1.3      References to "the Companies Acts" are to the Companies Acts 1985 and
         1989.

1.4      The term "holding company" shall have the meaning attributed to it in section 736 and 736A of the Companies Act 1985 (as amended) and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within any of the meanings attributed to a "subsidiary" in such sections or the meaning attributed to the term "subsidiary undertaking" in section 258 of such Act, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

1.5 References to those of the parties who are individuals include references to their respective legal personal representative(s).

1.6 References to documents "in the agreed form" are to documents in terms agreed between the parties and signed (for the purpose of identification only) by the Vendors' Solicitors and the Purchaser's Solicitors.

1.7 References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

1.8 Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.9 Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

2         SALE AND PURCHASE OF THE SHARES AND GRANT OF OPTIONS

2.1 On and subject to the terms of this Agreement each of the Vendors shall sell with full title guarantee the number of the Sale (First) Shares set out opposite his name in column 2 of Part II of Schedule 1 and the Purchaser shall purchase all of the Sale (First) Shares with any dividends, distributions and rights hereafter declared, paid, created or arising and free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities subject to the terms of this Agreement.

2.2      The parties hereby grant to each other the following Options:

         (a) the Purchaser hereby irrevocably and unconditionally grants to each of the Remaining Vendors the right and option (each a "Put Option" and collectively, the "Put Options") to put to, and require the Purchaser to purchase, such Remaining Vendor's Option Shares, with full title guarantee and any dividends, distributions and rights declared, paid created or arising at the relevant Completion Date for each group of Option Shares, free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities, subject to the terms of this Agreement, for a purchase price determined and payable as provided in clause 3. Each Put Option may be exercised by the Remaining Vendors as provided in clauses 2.3,
                 2.4 and 2.5; and

         (b) subject to clause 2.6, each of the Remaining Vendors hereby irrevocably and unconditionally grants to the Purchaser the right and option (each a "Call Option" and collectively, the "Call Options") to purchase from such Remaining Vendor, and require such Remaining Vendor to sell, such Remaining Vendor's Option Shares, with full title guarantee and any dividends, distributions and rights declared, paid created or arising at the relevant Completion Date for each group of Option Shares, free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities, subject to the terms of this Agreement, for a purchase price determined and payable as provided in clause 3. Each Call Option may be exercised by the Purchaser as provided in clauses 2.3, 2.4 and 2.5.

2.3 The Call Options shall only be capable of exercise during the related Call Option Periods (and in the event Purchaser complies with its obligations under clause 5.17(e)) and the Put Options shall only be capable of exercise during the related Put Option Periods and to the extent that Options are not so exercised they shall lapse and be incapable of further or subsequent exercise.

2.4 Each of the Options may be exercised collectively by the Remaining Vendors or by the Purchaser (as relevant) in respect of all but not part only of the Option Shares relating to the relevant Put Option or Call Option.

2.5 The Options shall be exercised by notice in writing to the other parties, served only during the relevant Put Option Periods or Call Option Periods. A notice once given may not be withdrawn except with the written consent of the recipient. The parties agree that a notice served by either of the Remaining Vendors on the Purchaser shall be deemed to be a notice served on behalf of all of the Remaining Vendors and shall bind all of the Remaining Vendors and each of the Remaining Vendors hereby appoints the other Remaining Vendors as its agent for serving such notice.

2.6 The Remaining Vendors' right to exercise the Put Options and the Purchaser's right to exercise the Call Options pursuant to clause 2.2 shall be subject to, and conditional upon, the Purchaser complying with its obligations under clause 5.17(e); provided that if, for any reason, the Purchaser fails, on any Completion Date, to satisfy any Options Consideration by the issue of Consideration Shares the Purchaser agrees to satisfy such Options Consideration in cash (L. Sterling).

3         CONSIDERATION

3.1 In consideration of the sale of the Sale (First) Shares in accordance with the terms of this Agreement, the Purchaser shall pay to the Vendors the Initial Consideration which shall be satisfied at Completion by the issue and allotment, of the Consideration Shares, free of any lien, option, charge or other encumbrance whatsoever, credited as fully paid and ranking pari passu in all respects with the shares of common stock of par value US$0.001 each in the capital of the Purchaser in issue at Completion to be divided between the Vendors in the proportions set out in Part II of Schedule 1.

3.2 The Options Consideration shall be the greater of L.1 and in respect of the:

         (a) Option (Second) Shares the sum equal to 9 per cent. of the product of the Net Profits derived from the 1997 Accounts and 6.2;

         (b) Option (Third) Shares the sum equal to 10 per cent. of the product of the Net Profits derived from the 1998 Accounts and 7.4;

         (c) Option (Fourth) Shares the sum equal to 10 per cent. of the product of the Net Profits derived from the 1999 Accounts and 8.6;

         (d) Option (Fifth) Shares the sum equal to 10 per cent. of the product of the Net Profits derived from the 2000 Accounts and 9.8; and

         (e) Option (Sixth) Shares the sum equal to 10 per cent. of the product of the Net Profits derived from the 2001 Accounts and 11.

3.3 In the event that Options are exercised, the relevant Options Consideration shall be satisfied by the allotment and issue of further Consideration Shares and divided between the Remaining Vendors in the proportions set out in Parts III to VII of Schedule 1 (as applicable to each of the Option Shares).

3.4 In respect of any Options Consideration payable for the Option Shares, such Options Consideration shall be satisfied by the issue of such number of Consideration Shares on the relevant Completion Date (valued at the average ask price (as reported by the Stock Exchange) at the close of business on the twenty Business Days prior to the date of issue) as shall be as close as possible equal to the relevant Options Consideration without requiring the issue of fractions of Consideration Shares either in aggregate or to any of the Vendors.
         For the purposes of calculating the numbers of Consideration Shares to be issue on each relevant Completion Date, the relevant Option Considerations shall be converted into US dollars at the middle range for spot Sterling US$ exchange rates at noon in London on the relevant Determination Dates as certified by Midland Bank plc.

3.5 The Remaining Vendors agree that in the event that the aggregate number of Consideration Shares to be issued in satisfaction of each Options Consideration constitutes 1.5 per cent. or more of the total issued common stock of the Purchaser as at the relevant Completion Date ("the Consideration Shares Cap") then the Purchaser shall have the right to pay that proportion of the Options Consideration payable on the relevant Completion Date which would result in a greater number of Consideration Shares being issued than the Consideration Share Cap, to each of the Remaining Vendors in cash (L. sterling).

3.6 In the event that on or before the date of exercise of the Options in respect of the Option Shares pursuant to clause 2.5:

         (a) any sum has accrued due and payable by the Remaining Vendors to the Purchaser in respect of any claim for breach of the Warranty which has been settled (as herein defined) but remains unpaid; and/or

         (b) the Purchaser has notified the Remaining Vendors in accordance with clause 5 of this Agreement of a claim in respect of a breach of the Warranty;

         the Purchaser shall be entitled, subject to the remaining provisions of this clause, (in the case of (a) above) to treat such sum as an adjustment in the calculation of the Options Consideration for the Option Shares or (in the case of (b) above), to temporarily exclude from the calculation of such consideration the amount believed by it to be properly recoverable from the Remaining Vendors in respect of such claim (to the extent not already paid) and the balance of such consideration shall continue to be payable and satisfied in accordance with the provisions of clause 3.2 as aforesaid. To the extent that any such claim or claims shall not have been settled by the date of payment of the Options Consideration for the relevant Option Shares then, following settlement, the amount temporarily excluded as aforesaid less the amount of the settlement (to the extent not already paid or otherwise treated as an adjustment) and increased to include interest thereon at the rate of two per cent. above base rate for the time being of Barclays Bank plc, from such date to the date of actual payment or satisfaction ("the Excess") shall be payable within 14 Business Days following such settlement, the Excess being treated as an adjustment in the calculation of the Consideration and satisfied in cash (L. sterling) in a sum equal to such Excess. A claim shall be regarded as settled for the purposes of this clause if either:

         (a) the Remaining Vendors and the Purchaser (or their respective solicitors) shall so agree in writing (such written agreement not to be unreasonably withheld or delayed) following any oral agreement between the parties; or

         (b) a court has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by the passage of time or otherwise from exercising any such right of appeal;

         and references to "settlement" shall be construed accordingly. Any amount in respect of which the Options Consideration payable for the Option Shares is adjusted as aforesaid shall be treated as a reduction in the calculation of the Consideration.

3.7 For the purposes of this clause and this Agreement the expression "Net Profits" means the sum of the amounts disclosed as "profit on ordinary activities relating to non-apparel turnover after taxation but before payment of dividends" in the Accounts, provided that Net Profits shall be determined after adding to "profit on ordinary activities relating to non-apparel turnover after taxation but before payments of dividends":

         (a) interest which would have been earned by the Companies on the Companies' own cash resources which have been advanced (with the agreement of the Remaining Vendors) by way of loan to the Purchaser's Group, such interest being calculated on a daily basis using the rate that is equal to the actual or notional cost of funds borrowed by the Companies;

         (b) emoluments (including national insurance thereon) payable to any director appointed by the Purchaser to the Boards;

         (c) expenses payable to any director appointed by the Purchaser to the Boards (provided that there shall be excluded the reasonable expenses of up to a total of four visits in any twelve month period to the United Kingdom by directors nominated by the Purchaser for the purposes of Company business).

         (d) any professional fees charged to the profit and loss account of the Companies and which have been incurred in connection with any dispute or other matter arising in relation to this Agreement (including any renegotiation thereof) in circumstances where the Remaining Vendors' position is accepted or proved to have been materially correct;

         (e) any management charges or similar fees payable by the Companies to any member of the Purchaser's Group in so far as they exceed a proper arm's length charge or fee for the goods or services provided;

         (f) where any sums are recovered by the Purchaser and/or any member of the Purchaser's Group from the Remaining Vendors (or deducted or set-off or treated as an adjustment from payments to be made by the Purchaser to the Remaining Vendors) as a result of any claim being made under the Warranty where:

                 (i) the event or circumstance giving rise to such claim results in any reduction in the profits before tax or increase in the borrowing costs of the Companies for the period in question; and

                 (ii) (in consequence of (i)) the amount of the Consideration would (but for the operation of this clause) have been less than it would have been (but for such event or circumstances);

                 the amount of such reduction in profits or increase in borrowings cost or if less the amount recovered;

         (g) payments made and liabilities incurred as a result of any breach of the restrictions imposed by clause 7.3; and

         (h) additional costs and expenses relating to conformity with SEC regulations incurred by the Company in the preparation of the Accounts.

3.8 The Accounts will be prepared (to the extent consistent with the principles set out above) using accounting policies consistent with those used in the preparation of the audited financial statements of the Company for the period from 1 April 1995 to 30 September 1996.

3.9 The Accounts shall be prepared by the Company's Auditors who shall also determine the amount of the Net Profits for the relevant Accounts Period. The parties shall procure (so far as they are so able) that the Accounts together with the determination of the Net Profits for the relevant Accounts Period shall be prepared within 30 Business Days after the end of the relevant Accounts Date and that copies thereof are sent forthwith together with the determination of the Net Profits for the relevant Accounts Period to the Remaining Vendors who shall have 12 Business Days within which to endeavour to agree in writing such Accounts and determination of Net Profits. The Company shall provide and render or cause the provision and rendering to the Remaining Vendors and their accountants of such information or assistance as they may require in order to assess such Accounts and determination of Net Profits.

3.10 In the event of a dispute as to the Accounts or as to the determination of the amount of the Net Profits for the relevant Accounts Period or the determination of any excess or shortfall in relation thereto, which is not resolved within the said 12 Business Day period, such dispute shall thereafter be referred for final settlement to an independent firm of chartered accountants whose written decision shall be final and binding and who shall be nominated jointly by the Remaining Vendors and the Purchaser or, in default of agreement, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Remaining Vendors or the Purchaser. Any such independent chartered accountants shall be deemed to be acting as experts and, in each case, not as arbitrators. The date of each of the final determinations of the Options Consideration ("Determination Dates") shall, for each Accounts Period, be the date of receipt of the Remaining Vendors' written agreement pursuant to clause 3.9 or, in the event of disagreement, the date of decision of the independent accountants appointed pursuant to this clause .

3.11 The costs, charges and expenses incurred in relation to the preparation of and audit of the Accounts shall be borne by the Company; the costs, charges and expenses incurred by the Company's Auditors in determining the amount of the Net Profits shall be borne by the Company; the costs, charges and expenses of any independent firm of chartered accountants appointed in accordance with clause 3.10 shall be borne as to one half by the Remaining Vendors and as to one half by the Purchaser.

3.12 The Purchaser shall procure that after Completion the Companies shall give the Vendors and their agents all such assistance as is necessary in submitting and agreeing all tax returns and making all claims and elections relating to the Companies for all accounting periods ending prior to Completion. Such assistance shall (without prejudice to the foregoing generality) include where reasonable:

         (a) the authorisation and making of statutory claims and elections by officials of the Companies (including without prejudice to the generality of the foregoing the surrender or acceptance of the surrender of Advance Corporation Tax and trading losses and the withdrawal of claims relating to the same); and

         (b) affording such access to the books, accounts and records of the Companies as the Vendors may require.

4        COMPLETION

4.1 Completion shall take place at the offices of the Vendors' Solicitors (or any other location agreed upon by the Vendors and the Purchaser) immediately following exchange of this Agreement.

4.2 On or before Completion the Vendors and Mr Barshall shall procure that:

         (a) all loans due to the Company from, and all loans due from the Company to, each of the Vendors shall be repaid in full;

         (b) all loans due to the Company, and all loans due from the Company to, directors or employees of the Company shall be repaid in full; and

         (c) all salaries, directors' fees, expenses and bonuses (if any) of all directors and employees of the Company shall be paid up to the last date for payment thereof prior to the date of Completion.

4.3      At Completion:

         (a) the Vendors shall deliver (where appropriate as agent for the Company) to the Purchaser:

                 (i) transfers in respect of the Sale (First) Shares duly executed by the registered holders thereof in favour of the Purchaser;

                 (ii)     certificates for the Sale (First) Shares;

                 (iii)    the Disclosure Letter duly executed;

                 (iv) such other documents as necessary to enable the Purchaser or its nominee to be registered as the legal owner of the Sale (First) Shares (each of the Vendors hereby irrevocably waiving all and any rights of pre-emption to which they may be entitled under any articles of association, agreement, law or otherwise in respect of the transfer of the Sale (First) Shares delivered under this Agreement) and to be vested with full beneficial ownership of the Sale (First) Shares;

                 (v) the counterpart of the Service Agreements duly executed by Mr Barshall, Mr Sieff and Mr Dubens;

                 (vi) any power of attorney under which any document required to be delivered under this clause 4.3 has been executed;

                 (vii) a certified copy of a resolution of the Company in the agreed form, inter alia, adopting new articles of association in the agreed form;

                 (viii) a certified copy of board resolutions of the Company in the agreed form approving the transactions contained in this Agreement;

                 (ix)     a counterpart of the Distributor Agreement Amendment;

                 (x) a certified copy of the statutory books of the Company; and

                 (xi)     the Regulation S Letter;

         (b) the Vendors shall cause a Board Meeting of the Company to be duly convened and held at which:

                 (i) the said transfers of the Sale (First) Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser);

                 (ii) an extraordinary general meeting of the Company shall be duly convened at which new Articles of Association in the agreed form shall be adopted by the Company in substitution for the existing Articles of Association of the Company; and

                 (iii) such persons as may be nominated by the Purchaser shall be appointed directors of the Company; and

         (c)     the Purchaser shall;

                 (i) issue to the Vendors (as relevant) and deliver to the Vendors' Solicitors (whose receipt therefor shall be a sufficient discharge to the Purchaser) share certificates in respect of the Consideration Shares in the names of the Vendors in the proportions set out opposite their respective names in Column 3 of
                          Part II of Schedule 1, which certificates shall bear legends restricting their transfer in the form set forth in clause 5.17 (d) (xi);

                 (ii) procure the delivery to the Vendors of the counterpart of the Disclosure Letter; and

                 (iii) procure the delivery to Mr Barshall, Mr Sieff and Mr Dubens of the Service Agreements; and

                 (iv) procure the delivery to the Company of the Distributor Agreement Amendment.

4.4 If for any reason the provisions of clause 4.3 are not fully complied with, then (if the party so defaulting is a Vendor) the Purchaser (and otherwise the Vendors) shall be entitled (in addition and without prejudice to any other right or remedy available to them) to elect:

         (a)     to fix a new date for Completion; or

         (b) to proceed to Completion so far as practicable, the defaulting party then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of clause 4.3.

4.5 The completions (if relevant) of the sale and acquisition of the Option Shares shall take place at the offices of the Company (or any other location agreed upon by the Remaining Vendors and the Purchaser) on a date which is within three Business Days of service of an option notice pursuant to clause 2.5.

4.6      On the relevant Completion Date:

         (a) the Remaining Vendors shall deliver (where appropriate as agent for the Company) to the Purchaser:

                 (i) transfers in respect of the relevant Option Shares duly executed by the registered holders thereof in favour of the Purchaser, or to any other member of the Purchaser's Group nominated by the Purchaser;

                 (ii)     certificates for the relevant Option Shares; and

                 (iii) such other documents as are necessary to enable the Purchaser or its nominee to be registered as the legal owner of the relevant Option

                          Shares (each of the Remaining Vendors hereby irrevocably waiving all and any rights of pre-emption to which they may be entitled under any articles of association, agreement, law or otherwise in respect of the transfer of the relevant Option Shares delivered under this Agreement) and to be vested with full beneficial ownership of the relevant Option Shares; and

         (b)     the Purchaser shall:

                 (i) issue to the Remaining Vendors (as relevant) share certificates in respect of the Consideration Shares in the names of the Remaining Vendors in the proportions determined pursuant to clause 3.3; and

                 (ii) in the event of the Purchaser's exercising their rights pursuant to clause 3.5, or in the event of the operation of clause 2.6, procure the delivery to the Remaining Vendors of a banker's draft or telegraphic transfer in favour of each of the Remaining Vendors for the amount of the relevant Options Consideration payable in cash as determined pursuant to clause 3.2.

4.7 If for any reason the provisions of clause 4.6 are not fully complied with on any Completion Date, then (if the party so defaulting is a Remaining Vendor) the Purchaser (and otherwise the Remaining Vendors) shall be entitled (in addition and without prejudice to any other right or remedy available to them) to elect:

         (a)     to fix a new Completion Date; or

         (b) to proceed to completion so far as practicable, the defaulting party then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of clause 4.6.

5         WARRANTY

5.1      The Remaining Vendors hereby:

         (a) acknowledge that the Purchaser has been induced to enter into this Agreement and to purchase the Shares and grant the right to exercise the Options on the basis of the Warranty; and

         (b) severally represent, warrant and undertake to the Purchaser (for itself and as trustee for its successors in title) in the terms of the Warranty Statements and agree that if any of the Warranty Statements is found to be untrue or incorrect, then, subject to the provisions of this Agreement, the Remaining Vendors will, at the Purchaser's option either:

                 (i) pay to the Purchaser an amount equal to the amount by which the amount of any liability (whether existing, prospective or contingent) or the value of any asset (whether existing, prospective or contingent) of the Company is respectively greater or less than it would have been if the Warranty Statement in question had been true and correct, together with all costs and expenses incurred or sustained by the Purchaser as a result of such breach or in connection with the matter or circumstance giving rise to that breach; or

                 (ii) pay to the Purchaser an amount equal to the amount by which the value of the Shares owned by the Purchaser or any member of the Purchaser's Group are less than they would have been if such Warranty Statement had been true and correct, together with all costs and expenses incurred or sustained by the Purchaser as a result of such breach.

5.2 The Warranty Statements are given subject to the matters disclosed in the Disclosure Letter and in the documents annexed thereto, in each case in sufficient detail to enable any reasonable Purchaser to evaluate the same.

5.3 Each of the Warranty Statements set out in each paragraph and each paragraph of Schedule 3 shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

5.4 The Remaining Vendors agree with the Purchaser for itself and as trustee for the Company and their respective officers and employees to assign to the Purchaser all the rights, remedies or claims which they have or may have in respect of any misrepresentations in or omissions from any information or device supplied or given by the Company or its respective officers, employees or agents and on which the Remaining Vendors have relied in given the Warranty Statements, preparing the Disclosure Letter and/or entering into this Agreement and/or the documents referred to herein.

5.5 The total amount of the liability of the Vendors in respect of any claim in respect of any breach or non-fulfilment of any of the Warranty Statements and this Agreement shall be limited to and in no event exceed the aggregate sum of all Options Consideration which becomes due to the Remaining Vendors following the date of any claim made by the Purchaser (for the avoidance of doubt, not including any Consideration previously established, paid or satisfied by the Purchaser prior to the date of such claim) in respect of this Agreement; and the individual liability of each of the Remaining Vendors shall be limited to that proportion of such claim which is equal to his proportionate holding of Option Shares.

5.6 No proceedings shall be commenced in respect of any claim for breach of this Agreement:

         (a) unless notice giving reasonable details of the claim shall have been delivered to the Vendors by the Purchaser not later than the date which is three years after the date of this Agreement, provided that in respect of the taxation Warranty Statements (paragraph L of Schedule 3) notice giving reasonable details of the claim need to have been delivered to the Remaining Vendors not later than the fifth anniversary of this Agreement;

         (b) unless the amount of the claim when aggregated with all other claims exceeds US$75,000; provided however the Vendors' liability shall not be limited to the excess and the whole amount shall be recoverable in full;

         (c) unless notice of such claim is served on the Vendors in writing specifying as fully as reasonably practicable details of the nature of such claim and the amount claimed as soon as reasonably practicable;

         (d) unless notice of such claim is served on the Vendors in accordance with this clause 5.6 and within six months thereafter legal proceedings in respect of such claim shall have been issued and served upon each of the Vendors;

         (e) in respect of any material and written matter of which the Purchaser's Group or any officer of the Purchaser's Group has knowledge at Completion;

         (f) where the amount so claimed in respect of such claim against all the Vendors does not exceed US$1,500 in which case such claim shall be disregarded for all purposes; or

         (g) which arises from a breach which is capable of remedy unless and until the Vendors are given notice of such breach and such breach is not remedied within 30 days of the date that notice is received (the Purchaser agreeing to in no way hinder the Vendors' remedying of such breach).

5.7 The Purchaser shall and shall procure that each member of the Companies shall promptly reimburse to the Vendors (or such of the Vendors who have paid) all amounts (not exceeding the aggregate sum paid by the Vendors (or such of the Vendors as aforesaid) in respect of any claim under the Warranty) paid by the Vendors in respect of any claim which is subsequently recovered by the Purchaser or the Companies as the case may be from any insurance company or other third party and the Purchaser hereby undertakes to use and to procure that all relevant Companies use all reasonable endeavours to enforce any rights to recover such sums from insurers or other third parties.

5.8 No claims for breach of the Warranty shall be made against any of the Remaining Vendors:

         (a) to the extent that the breach giving rise to a possible claim occurs or is increased by reason of any event, act, arrangement, occurrence or omission which occurs after the date of this Agreement or by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the date of this Agreement or the withdrawal of any relief, allowance or concession available at the date of this Agreement (whether or not such legislation or withdrawal purports to be effective retrospectively in whole or in part) or as a result of any increase in any rate of taxation or by reason of any change occurring after the date of this Agreement in Inland Revenue practice;

         (b) to the extent that any of the Companies receives indemnity against any loss or damage suffered by any of the Companies arising out of a breach giving rise to a claim, under the terms of any insurance policy for the time being in force;

         (c) to the extent of any over-provision or over-reserve made in the Completion Accounts in respect of any liability where the over-provision or over-reserve relates to that liability;

         (d) to the extent that the breach giving rise to a possible claim arises as a result of any change in the basis of accounting, tax computation or trading of any of the Companies after the date of this Agreement which is approved by the Purchaser's Directors;

         (e) based upon any liability in respect of corporation tax or any other taxation arising in the ordinary course of trading of the Company since the 1996 Accounts Date; or

         (f) to the extent that the subject of such claim is to be reflected in the calculation of the Options Consideration.

5.9 If any matter comes to the notice of the Purchaser or a member of the Purchaser's Group or any of their respective officers in respect of which a claim for breach of the Warranty may arise the Purchaser shall and shall procure that each relevant member of the Purchaser's Group shall:

         (a) within thirty Business Days give written notice thereof to the Remaining Vendors specifying the nature of the possible claim in reasonable detail;

         (b) not make any admission of liability, agreement or compromise to or with any person in relation thereto without the prior agreement in writing of the Remaining Vendors;

         (c) give the Remaining Vendors and their professional advisers reasonable access to the premises and personnel of the Purchaser and the Companies and to any relevant chattels, accounts, documents and records within the possession or control of the Purchaser or the Purchaser's Group to enable the Remaining Vendors and their professional advisers to examine such chattels, accounts, documents and records and to take copies and photographs thereof at their own expense;

         (d) take such action at the Remaining Vendors' sole expense as the Remaining Vendors may reasonably request to avoid, dispute, resist, compromise or defend any such claim; and

         (e) permit the Remaining Vendors at their sole expense and if they shall so request in writing to the Purchaser to have the conduct of all proceedings relating to the claim including the appointment of solicitors or other professional advisers and making any settlement or compromise thereof provided that if the Purchaser shall in writing so require, the Remaining

                 Vendors shall procure that the Purchaser is promptly sent copies of all written communications pertaining thereto.

5.10 If the Remaining Vendors make any payment pursuant to a claim for breach of the Warranty and the Purchaser or a member of the Purchaser's Group receive a benefit which was not taken into account in calculating the liability of the Vendors and which would have reduced such liability had the benefit been taken into account the Purchaser shall repay to the Remaining Vendors (in proportion to the amount they paid) a sum corresponding to such benefit.

5.11 Notwithstanding anything expressed or implied in this Agreement to the contrary, any payment by the Remaining Vendors pursuant to a claim for breach of the Warranty shall be treated for all purposes by the parties as a reduction in the consideration payable for the Shares and clause 3 shall be modified accordingly.

5.12 The Purchaser shall only be entitled to claim or recover once for the loss suffered as a result of a single act or omission which constitutes a breach of the Warranty and other term(s) of this Agreement. For the purposes of this clause, the Purchaser shall not be entitled to make a claim or effect a recovery from the Vendors if the relevant act or omission has been or will be reflected in the calculation of the Net Profits pursuant to clause 3.

5.13 The Purchaser shall procure that all reasonable steps are taken by it and each member of the Purchaser's Group and all reasonable assistance is given by it and each of the Companies to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Agreement) which might give rise to a claim hereunder.

5.14 The Purchaser acknowledges that in entering this Agreement it is relying on the Warranty and not upon any other warranties, undertakings or representations of any description given by or on behalf of any of the Vendors, the Vendors Solicitors or other agents or advisers and the Purchaser hereby warrants, represents and undertakes to the Vendors that as at the date of this Agreement and Completion it knows of no breach of the Warranty or any other matter that might give rise to a claim in respect of this Agreement.

5.15 The Purchaser shall have no right to rescind or terminate this Agreement or to delay performance of its obligations under this Agreement or under the provisions of the Misrepresentation Act 1967, the Unfair Contract Terms Act 1977 or for any other reason whatsoever provided that this clause shall not apply in circumstances of fraud of any of the Vendors.

5.16 The rights and remedies of the Purchaser in respect of any breach of the Warranty shall not be affected by Completion.

5.17     The Purchaser represents, warrants, covenants and agrees that:

         (a) all of the Consideration Shares issued to the Vendors pursuant to this Agreement will be properly authorised and issued by the Purchaser, deemed fully paid and non-assessable, and free from all claims, charges, liens encumbrances rights of pre-emption or equities;

         (b) it will deliver to each of the Vendors, from the date of this Agreement until either the Completion Date relating to the Option (Sixth) Shares or the expiry of the relevant Call Options Period (as relevant), copies of all public filings of the Purchaser made with the SEC and all other information, including press releases, which is required or permitted to be published by the rules of the SEC or the Stock Exchange;

         (c) it will, from the date of this Agreement until the Completion Date relating to the Option (Sixth) Shares, remain a "reporting" company under the Securities Exchange Act 1934 and that its shares will remain listed on the Stock Exchange;

         (d) the Consideration Shares issued to the Vendors on Completion shall be issued by the Purchaser pursuant to an offering by the Purchaser under Regulation S ("Regulation S") promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"). In that connection, the Purchaser represents, warrants and covenants to the Vendors as follows:

                 (i) the Purchaser is a "domestic issuer" and a "reporting issuer", as such terms are defined in Rule 902 of Regulation S. The Purchaser has registered its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of Section 13(a) of the Exchange Act, and the Purchaser's common stock trades on the Stock Exchange;

                 (ii) the Purchaser has furnished the Vendors with copies of the Purchaser's most recent annual report on Form 10-K, most recent quarterly report on Form 10-Q, and all reports on Form 8-K filed thereafter;

                 (iii) the Purchaser has not offered the Consideration Shares to any person in the United States, any identifiable group of U.S. citizens abroad, or to any "U.S. Person" (as defined in Regulation S);

                 (iv) at the time the buy order was originated, the Purchaser reasonably believed the Vendors were outside the United States and were not U.S. Persons;

                 (v) the Purchaser believes that the sale of the Consideration Shares has not been prearranged with a buyer in the United States, and has no knowledge to the contrary;

                 (vi) the Purchaser has not conducted any "directed selling efforts" with respect to the Consideration Shares nor has the Purchaser conducted any general solicitation (as that term is used in Regulation D under the Securities Act) with respect to the Consideration Shares;

                 (vii) the Purchaser is not aware of any authorisation, approval or consent of any governmental body which is legally required for the issuance and sale of the Consideration Shares as contemplated by this Agreement;

                 (viii) the Purchaser will comply with all applicable securities laws with respect to the issuance of the Consideration Shares, including but not limited to the filing of all reports required to be filed in connection therewith with the SEC or any stock exchange or the Stock Exchange or any other regulatory body;

                 (ix) to the actual knowledge of Purchaser (i) the execution and delivery of this Agreement and the issuance of the Consideration Shares does not violate any law or regulation applicable to the Purchaser and
                          (ii) will not violate any rule or regulation of any agency or exchange that has jurisdiction over the Purchaser or its securities;

                 (x) the Purchaser has not received any oral or written notification regarding its continued listing eligibility on any securities exchange or securities market;

                 (xi) the Purchaser will instruct its transfer agent to issue the certificates evidencing the Consideration Shares without a restrictive legend other than as follows:

                                  "These shares have been issued pursuant to Regulation S as an exemption to the registration provisions under the Securities Act of 1933, as amended. These shares cannot be transferred, offered or sold in the United States or to U.S.

                                  Persons (as defined in Regulation S) until after 31 December 1996;

                          in addition, the Purchaser will instruct its transfer agent (and, if required by such transfer agent, cause an opinion of counsel to be delivered to such transfer agent) as follows: (A) to place stop-transfer instructions on such Consideration Shares to the effect that such Consideration Shares may not be transferred until 31 December 1996 without a further opinion of counsel satisfactory to the Purchaser; (B) that as of 31 December 1996, the 40 day restricted period under Regulation S will have expired and the restrictions on transfer and resale imposed on the Consideration Shares under Regulation S shall lapse and will no longer be necessary; and
                          (C) certificates evidencing Consideration Shares issued or reissued on and after that date may be issued or reissued without further legend or stop-transfer instructions;

         (e) after the Completion, the Purchaser shall file with the SEC a registration statement under the Securities Act, to effect the registration, for the purposes of reofferings and resales, of an estimate of the aggregate Consideration Shares issuable to the Remaining Vendors (hereinafter referred to as the "Registrable Securities"). The Purchaser shall thereafter use its best efforts to cause the SEC to declare such registration statement effective under the Securities Act prior to the Completion Date with respect to the Option (Second) Shares.
                 If the number of Consideration Shares registered pursuant to such initial registration statement should prove to be insufficient to register all of the Consideration Shares to be issued to the Remaining Vendors if the various Options should be exercised, then the Purchaser shall promptly amend or supplement such registration statement, or, if necessary, promptly file and cause to become effective a new registration statement, to cover all such additional Consideration Shares to be issued to the Remaining Vendors and the term "Registrable Securities" shall be deemed to include all such additional Consideration Shares. The obligation of the Purchaser to register the Registrable Securities shall be satisfied only at such time as a registration statement or registration statements, as the case may be, covering all Registrable Securities shall be declared effective by the SEC. The Purchaser shall pay all Registration Expenses (as defined below) incurred in connection with the registration statement(s) filed pursuant to this clause 5.17(e). "Registration Expenses" shall mean all expenses incurred by the Purchaser in complying with its registration obligations including, without limitation, all registration, qualifications and filing fees, "blue sky" fees and expenses, printing expenses, fees and disbursements of counsel and independent public accountants for the Purchaser, fees of the National Association of Securities Dealers, Inc., transfer taxes, escrow fees, fees of transfer agents and registrars, costs of insurance, provided however, Vendors shall pay the fees and expenses of counsel retained by them in connection with the registration statement(s) filed pursuant to this clause 5.17(e);

         (f) in complying with the registration requirements set forth in sub-clause (e) above, the Purchaser shall:

                 (i) prepare and file with the SEC registration statement(s) (which shall be on Form S-3 or such other form of general applicability satisfactory to the Purchaser) with respect to the Registrable Securities and use its best efforts to cause such registration statement(s) to become and remain effective for the period of the distribution contemplated thereby (only the Registrable Securities may be included in such registration statement(s));

                 (ii) prepare and file with the SEC such amendments and supplements to such registration statement(s) and the prospectuses used in connection therewith, including, without limitation, all filings and reports required to be filed under
                          Section 13 of the Exchange Act, as may be required to keep such registration statements(s) effective until the earlier of (i) the date all Registrable Securities shall have been sold by the Vendors or
                          (ii) the date the Registrable Securities become eligible for sale pursuant to Rule 144 under the Securities Act;

                 (iii) furnish to the Vendors such number of copies of the registration statement(s) and the prospectuses included therein (including each preliminary prospectus) as the Vendors may reasonably request in order to facilitate the sale or other disposition of the Registrable Securities;

                 (iv) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the "blue sky" laws of the States reasonably requested by the Vendors to the extent legally required;

                 (v) use its best efforts to list or have approved for trading the Registrable Securities on each securities exchange upon which the Purchaser's other securities are listed and/or each over the counter market in which the Purchaser's other securities have been approved for trading, not later than the time the registration statement(s) is declared effective;

                 (vi) immediately notify the Vendors at any time when a prospectus relating to the sale of the Registrable Securities is required to be delivered under the Securities Act of the happening of any event that requires a supplement or amendment to the prospectus included in the registration statement(s) so that, as thereafter amended or supplemented, such prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be sated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                 (vii) make available for inspection by the Vendors and any attorney, accountant or other agent retained by the Vendors all financial and other records, pertinent corporate documents and properties of the Purchaser, and cause the Purchaser's officers, directors, employees and agents to supply all information reasonably requested by the Vendors or any such attorney, accountant or agent in connection with such registration statement(s);

         (g) the Purchaser shall indemnify and hold harmless the Vendors against any losses, claims, damages or liabilities or actions in respect thereof, joint or several, to which the Vendors may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arise out of or are based upon any violation by the Purchaser of any rule or regulation promulgated under the Securities Act or the Exchange Act and applicable to the Purchaser, and will reimburse the Vendors for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Purchaser will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made solely in reliance upon and in conformity with information furnished to the Purchaser by or on behalf of the Vendors in writing expressly for use in such registration statement or prospectus ("Vendor Information") and Vendors hereby indemnify and hold Purchaser its officers, directors, stockholders, employees, agents, attorneys and representatives harmless from and against any and all loss, claims, damages, liabilities or actions which any of them may have which are based upon such Vendor Information as shall have been included in such registration statement;

         (h) the Purchaser has filed with the SEC all required filings on a timely basis and has complied with all other SEC reporting requirements, in conformity with applicable law and regulation, and all such filings and reports and all press releases and other public disclosure, were true, accurate, and complete when made and were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations thereunder, and did not at the time they were filed or made contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading;

         (i) no representation or warranty of the Purchaser in this Agreement, nor in any statement or certificate furnished or to be furnished to the Vendors pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading; and

         (j) the Purchaser shall continue to make all required filings with the SEC on a timely basis and otherwise comply with all other SEC reporting requirements, in conformity with applicable law and regulation.

6         NON-DISCLOSURE OF INFORMATION

          Each of the parties hereby agrees to keep secret and confidential and not to use, disclose or divulge to any third party or enable or cause any person to become aware of any confidential information relating to any of the Companies including but not limited to intellectual property (whether owned or licensed by any of the Companies), inventions, know-how, lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Companies or their business affairs, finances, suppliers, customers or contractual or other arrangements provided always that the restrictions contained in this clause 6 shall not apply to any confidential information which:

          (a) is required to be disclosed by an order of a court or tribunal of competent jurisdiction or The Stock Exchange or the SEC or the Takeover Panel (provided that the Vendors are given prior written notice of such intended disclosure);

          (b) comes into the public domain otherwise than as a result of its wrongful disclosure by such party; or

          (c) is disclosed by the Purchaser to any member of the Purchaser's Group and such member is subject to a similar obligation to keep such information confidential.

7         MANAGEMENT OF THE COMPANY

7.1 Save as hereafter or herein provided, from the date hereof up to the date on which the Purchaser or any member of the Purchaser's Group is the registered holder of the entire issued share capital of the Company ("the Management Period"), the day to day management of the business of the Company shall be carried out by Mr Barshall, provided that all matters relating to the business of the Company that are not of a routine or day to day nature including, for the avoidance of doubt, strategic management decisions, shall be referred to the Board.

7.2 The Company and the Directors each undertake with the Purchaser that during the Management Period they will:

         (a) keep the Purchaser informed of material matters relating to the progress of the business of the Company in such form and detail as they may from time to time reasonably require;

         (b) provide to the Purchaser monthly management accounts of the Company including a consolidated profit and loss account, a balance sheet and cashflow statement, such accounts to be submitted within 30 days from the end of each month;

         (c) not later 30 days prior to the beginning of each financial year of the Company prepare and submit to the Purchaser individual and consolidated revenue and capital budgets for the Company for the forthcoming year showing proposed trading and cashflow figures and all material proposed acquisitions, disposals and other commitments; and

         (d) procure that audited accounts of the Company are produced complying with all necessary legal requirements and reported on by the auditors of the Company within four months of the end of the financial year in question and that copies thereof shall be delivered to the Purchaser.

7.3 Each of the Purchaser, the Remaining Vendors and Mr Barshall severally undertake to each other that during the Management Period he or it will procure to the extent of his or its rights from time to time in relation to the Shares and (in the case of Mr Barshall) as a director of the Company (subject always to compliance with his legal duties and responsibilities as a director) that, without the prior consent of the Purchaser and at least one of either Pailex or Mr Barshall and save as provided for in this Agreement or otherwise agreed between them:

         (a) no person (other than the Directors and the Purchaser's Directors) shall be appointed to the Board and the Directors shall not be removed as directors of the Company, except that a Director may be removed as a director of the Company if such Director shall have:

                 (i) neglected, failed, refused or be unable to carry out any of his duties as a director of the Company;

                 (ii) committed any material breach of any of his duties or any of his express or implied obligations arising from his position as a director of the Company;

                 (iii) been guilty of misconduct or permitted events tending in the opinion of the Board to bring himself or the Company into disrepute; or

                 (iv) committed any act of fraud or dishonesty or committed any action which, in the opinion of the Board, adversely affects his ability properly to carry out his duties;

         (b) the Companies will not create or issue or allow to come into being any mortgage or charge upon any part of their property or assets or uncalled capital or create or issue any debenture stock or obtain any advance or credit in any form other than normal trade credit;

         (c) the Companies will not allot or issue any shares or securities or grant to any person any option or right to call for the issue of any shares or securities;

         (d) the Companies will not give any guarantee or indemnity other than in the course of their business;

         (e) the Companies will not make any payment or incur any commitment other than in the normal course of their business and on arm's length terms;

         (f) a dividend of 60 per cent. of distributable profits shall be declared and paid by the Companies(so far as permitted by law) in respect of each of the years ending on the Accounts Date where Accounts are to be delivered;

         (g) no amendment shall be made to their Service Agreements or the Distributor Agreement;

         (h) no bonus scheme or arrangement will be introduced or operated and no bonus payments or awards made or agreed to be made in respect of the Directors and no bonus scheme or arrangement will be introduced in respect of any other employee of the Companies;

         (i) the Companies will not subscribe for or otherwise acquire any interest (whether on its own behalf or as nominee) in the share capital or instruments convertible into share capital or the undertaking of any other company or body corporate;

         (j) the Companies will not make any loans or incur any borrowings or finance obligations otherwise than for trade credit or borrowings made under its existing borrowing and financing arrangements;

         (k) no increase or reduction shall be made in the authorised or issued share capital of the Companies;

         (l) no amendment whatsoever will be made to the Companies' Memorandum or Articles of Association;

         (m) the Companies will not incur any capital commitment on any individual project exceeding L.5,000;

         (n) the Companies shall carry on the business of the Companies as at Completion and shall not carry on any other business;

         (o) no sale, transfer, lease, licence or other periodic agreement or agreement for sale, transfer, lease, licence or other disposition of the whole or a material part of the business or undertaking of the Company or of any assets having a book or market value in excess of L.10,000 shall be made or entered into whether by a single transaction or by a series of transactions;

         (p) all transactions between the Purchaser's Group (other than the Companies) on the one hand and the Companies on the other hand shall be carried out at arms' length under normal commercial terms;

         (q) each of them shall not and shall procure that no member of their groups shall directly or indirectly take any action which is calculated or intended directly to materially harm the Business, distort the Accounts, or materially or artificially diminish or increase the amount of the Options Consideration;

         (r) none of the Companies shall acquire or establish any subsidiary or subsidiary undertaking or acquire any part of the undertaking of a company or other person or a substantial part of the assets of a company or other person;

         (s) the accounting principles used in the Accounts shall not be changed, other than to conform to law or generally accepted accounting practices in the United Kingdom, nor shall the accounting reference dates of the Companies be changed from the Accounts Date;

         (t) no steps shall be taken for the winding-up, receivership, administrative receivership, administration or management of assets of the Companies where they are solvent; and

         (u) there shall be no material changes made to the account structure of the Company; for example, there shall be no decision to sell products to discount retailers or to retailers who are perceived to be low-end retailers.

7.4 The Purchaser agrees to provide an open line of credit with 60 days terms to the Company in a sum of up to US$500,000 and the Purchaser agrees that, in its absolute discretion, it will provide such additional reasonable financial resources to the Company as the Purchaser reasonably decides appropriate in order to enable the Company to maximise its trading profit on reasonable terms as to repayment and at the Purchaser's own borrowing interest rate. The Directors and the Company covenant with the Purchaser that all monies subscribed or lent to the Company by the Purchaser or any member of the Purchaser's Group shall be applied by the Company solely for the purpose of continuing and furthering the business of the Company.

7.5 Each of the Remaining Vendors, the Purchaser and Mr Barshall severally covenant and undertake with each other that during the Management
         Period:

         (a) he or it will use all reasonable endeavours to facilitate, promote and carry forward the business of the Company by all means at his or its disposal and will not unreasonably withhold his or its consent to all reasonable proposals put forward at Board meetings and will not act in any manner which will or may prevent the Company from carrying on its business in a reasonable and proper commercial manner;

         (b) he or it will exercise his or its rights in relation to the Shares at general meetings of the Company and exercise his or its voting rights as a director of the Company (subject to his or its fiduciary duty) to ensure the maintenance and observance of the terms of this Agreement; and

         (c) he or it will do or procure to be done all things that shall be reasonably required to carry out this Agreement, including where necessary the procuring of third parties under his or its control to act appropriately.

8         COVENANTS AGAINST COMPETITION

8.1 In this clause the expression the "Requisite Period" shall mean the period of one year after the date when a party ceases to be a director of the Company .

8.2 Mr Barshall undertakes to the Purchaser and the Company that he will not:

         (a) during the Requisite Period, either on his own account or in conjunction with or on behalf of any other person directly or indirectly carry on or be engaged or concerned or interested in the carrying on of the business of the wholesaling of footwear, snowboard boots, apparel or fashion accessories within the United Kingdom in competition with the business of the Company as at the start of the Requisite Period;

         (b) during the Requisite Period, either on his own account or in conjunction with or on behalf of any other person directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company, any officer, manager or employee or employ any such officer, manager or employee whether or not such a person would commit a breach of his contract of employment by reason of leaving service; or

         (c) either on his own account or in conjunction with or on behalf of any other person directly or indirectly seek to procure orders for or supplies of materials or goods in respect of which the Company is in the custom of dealing at the commencement of the Requisite Period from any person who as at any time during the one year immediately proceeding the commencement of the Requisite Period been a customer or supplier (as the case may be) of the Company.

8.3      Each of the covenants contained in each of the paragraphs of clause
         8.2 shall be and is a separate covenant and shall be enforceable independently of the rights of the parties so enforcing the covenant to enforce any one or more of the other covenants contained in that clause.

8.4 The restrictions and obligations contained in clause 8.2 are considered reasonable by Mr Barshall, but in the event that any restriction or obligation shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

9        BINDING NATURE OF AGREEMENT

9.1 If any Share is to be transferred in accordance with the Articles of Association of the Company, the proposing transferor shall nevertheless only transfer the same if the transferee shall agree in writing with the other parties to this Agreement to assume all further obligations of the transferor under this Agreement as if he were a party hereto.

9.2 Upon a transferee so agreeing in writing the transferor shall be released from any further obligations under this Agreement in relation to the shares transferred but not otherwise and without prejudice to any liability of the transferor in respect of any prior breach of this Agreement.

10       GENERAL PROVISIONS

10.1 Each of the Vendors shall be severally liable in the event of any breach of the warranties, indemnities, covenants, agreements and obligations of the Vendors under this Agreement provided that the Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any of the Vendors time or other indulgence without affecting the liability of any other of the Vendors hereunder.

10.2 The waiver by the parties of any right or breach, default or omission by another party of any of the terms of this Agreement or any of the agreements in the agreed form shall not take effect unless in writing and shall not constitute a continuing waiver of the right waived or apply to, or operate as a waiver of, any other breach, default or omission and any forbearance in enforcing any right shall not constitute a waiver.

10.3 None of the parties may assign this Agreement in whole or in part without the consent of the other parties; provided that, nothing herein shall be construed to prevent Purchaser from assigning this Agreement pursuant to any acquisition of all or substantially all of the voting securities of the Purchaser by a third party.

10.4 No party shall divulge to any third party (other than their respective professional advisers or insurers) the fact that this Agreement or any of the documents in the agreed form has been entered into or any information regarding its terms or any matters contemplated by this transaction or make any announcement relating to it without the prior agreement (not to be unreasonably withheld or delayed) of the other parties unless such announcement is required by the Inland Revenue and/or a court of competent jurisdiction or by the Stock Exchange or the SEC or the Takeover Panel in which event the other parties shall be given prior written notice of such intended announcement.

10.5 The Vendors and Mr Barshall shall ensure that the Purchaser, its agents, advisers (including legal advisers or insurers) and representatives are given promptly on request full access to all accounting and other records of the Companies and any other facilities and information regarding the business, assets, liabilities, contracts and arrangements of the Companies which it may request and which are within the possession or the control of the Vendors and Mr Barshall and the Vendors hereby undertake to retain all such information in their possession and control for a period of two years following the Completion Date of the Option (Sixth) Shares or the expiry of the Call Options Period in respect of the Option (Sixth) Shares (as relevant).

10.6 Each party shall pay its own legal, accountancy and other costs, charges and expenses incurred in connection with this Agreement.

10.7 This Agreement, together with any document expressly referred to in any of its terms, contains the entire agreement between the parties relating to the subject-matter covered. No oral explanation or oral information given by any party shall alter the interpretation of this Agreement.

10.8     Any notice:

         (a) must be in writing and must be given (subject to clause 10.9) to any party at the address of that individual or company given at the beginning of this Agreement; and

         (b)     will be effectively served:

`                (i)      on the day of receipt where any hand-delivered letter
                          or telefax message is received on a Business Day before or during normal working hours; or

                 (ii) on the following Business Day, where any hand-delivered letter or telefax message is received either on a Business Day after normal working hours or on any other day.

10.9 Any demand notice or communication and any service of process relating to any proceeding suit or action arising out of or in connection with this Agreement will be validly given or made to the Purchaser, attention: Craig E Gosselin, Vice President and General Counsel.

10.10 This Agreement and all documents supplemental thereto are governed by and are to be construed in accordance with English law.

10.11 The parties accept the non-exclusive jurisdiction of the appropriate court of law in England in relation to all matters, claims and disputes arising out of or in connection with this Agreement, any of the documents in the agreed form or any document supplemental thereto.

10.12 Any provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters already performed.

10.13 This Agreement may be executed in several counterparts (whether original or facsimile counterparts) and upon the execution of all such counterparts by one or more parties, each counterpart shall be deemed to be an original hereof.

10.14 Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the memorandum of association of the Company and the articles of association of the Company, the terms of this Agreement shall prevail as between the parties and in such event the parties shall procure such modification to the memorandum of association or the articles of association as shall be necessary.

                                   SCHEDULE 1

                                  THE VENDORS

                                     PART I

                                 SHAREHOLDINGS



              Column 1                                                 Column 2
              --------                                                 --------
              Name and Address                                         Holdings of Shares
              ----------------                                         ------------------
              Dr Carolyn Elizabeth Barshall                            360
              Flat 3
              16 Phillimore Gardens
              London W8 7QE

              Jonathan David Sieff  and Peter Adam Daiches Dubens      70
              as trustees of:

              J Barshall's 1996 Settlement for Peter Dubens
              Flat 1
              52 Onslow Gardens
              London SW7 3DE


              Peter Adam Daiches Dubens and Jonathan David Sieff as    70
              trustees of J Barshall's 1996 Settlement for Jonathan
              Sieff:

              Flat 1
              52 Onslow Gardens
              London SW7 3DE

              Pailex Securities International Inc.                     500
              Palm Chambers
              No 4 Fishlock Road
              Road Town
              Tortola
              British Virgin Islands

              TOTAL                                                    1,000

                                    PART II

                             INITIAL CONSIDERATION



                Column 1                            Column 2               Column 3
                --------                            --------               --------
                                                                           Initial Consideration
                Name                                Number of Sale         (Consideration Shares)
                ----                                --------------         ----------------------
                                                    (First) Shares
                                                    --------------
                Carolyn Elizabeth Barshall          184                    61,334

                Jonathan David Sieff and            70                     23,333
                Peter Adam Daiches Dubens
                as trustees

                Peter Adam Daiches Dubens and       70                     23,333
                Jonathan David Sieff as trustee

                Pailex Securities International     186                    62,000
                Inc.

                TOTAL                               510                    170,000

                                    PART III

                 OPTIONS CONSIDERATION - OPTION (SECOND) SHARES

                      Column 1                                                 Column 2
                      --------                                                 --------


                      Name                                                     Number of Option (Second) Shares
                      ----                                                     --------------------------------
                      Carolyn Elizabeth Barshall                               32

                      Pailex Securities International Inc.                     58

                      TOTAL                                                    90

                                    PART IV

                 OPTIONS CONSIDERATION - OPTION (THIRD) SHARES

                      Column 1                                                 Column 2
                      --------                                                 --------


                      Name                                                     Number of Option (Third) Shares
                      ----                                                     -------------------------------
                      Carolyn Elizabeth Barshall                               36

                      Pailex Securities International Inc.                     64

                      TOTAL                                                    100

                                     PART V

                 OPTIONS CONSIDERATION - OPTION (FOURTH) SHARES

                      Column 1                                                   Column 2
                      --------                                                   --------


                      Name                                                       Number of Option (Fourth) Shares
                      ----                                                       --------------------------------
                      Carolyn Elizabeth Barshall                                 36

                      Pailex Securities International Inc.                       64

                      TOTAL                                                      100

                                    PART VI

                 OPTIONS CONSIDERATION - OPTION (FIFTH) SHARES

                      Column 1                                                     Column 2
                      --------                                                     --------


                      Name                                                         Number of Option (Fifth) Shares
                      ----                                                         -------------------------------
                      Carolyn Elizabeth Barshall                                   36

                      Pailex Securities International Inc.                         64

                      TOTAL                                                        100

                                    PART VII

                 OPTIONS CONSIDERATION - OPTION (SIXTH) SHARES

                      Column 1                                                       Column 2
                      --------                                                       --------


                      Name                                                           Number of Option (Sixth) Shares
                      ----                                                           -------------------------------
                      Carolyn Elizabeth Barshall                                     36

                      Pailex Securities International Inc.                           64

                      TOTAL                                                          100

                                   SCHEDULE 2

                           PARTICULARS OF THE COMPANY

Number:                                              2589904
Registered Office:                                   12 York Gate, London NW1 4QS

Authorised share capital:                            L.1,000 divided into 1,000 ordinary shares of L.1
                                                     each

Issued share capital:                                L.1,000 divided into 1,000 ordinary shares of L.1
                                                     each

Directors:                                           1       Jonathan David Sieff
                                                             Flat 1
                                                             52 Onslow Gardens
                                                             London SW7 3DE

                                                     2       James Peter Barshall
                                                             53 Springfield Road
                                                             London NW8 OQJ

                                                     3       Peter Adam Daiches Dubens
                                                             Flat 1
                                                             44 Cranley Gardens
                                                             London SW7 3DE

Secretary:                                           Jonathan David Sieff

Auditors:                                            Blick Rothenberg

Charges:                                             1       Fixed and floating charge in favour of
                                                             Midland Bank plc dated 14 May 1996

                                                     2       Fixed charge on purchased debts in favour
                                                             of Griffin Factors Limited dated 9 May 1996

                                   SCHEDULE 3

                              WARRANTY STATEMENTS

A         CORPORATE AND GENERAL

A.1 The information contained in the Recitals and Schedules 1 and 2 is true and complete in all respects and the information contained in the Disclosure Letter is materially accurate and so far as the Vendors are aware there is no matter which renders any of such information untrue, incomplete or misleading.

A.2 The Company is not the holder or beneficial owner of, and has not agreed to acquire, any shares or securities of any other corporation or other body.

A.3 The Company is not and has not agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association, has not appointed any agent, attorney, distributor, franchisee or other licensee, and has no place of business or permanent establishment outside the United Kingdom.

A.4 No person has the right (actual or contingent) at any time to call for the allotment, issue, sale or transfer of any share or loan capital of the Company or to convert shares of the Company into a different class or any security into share capital of the Company.

A.5 The Company has not purchased, redeemed, reduced or exercised any lien or right or forfeiture over, any of its issued share capital nor has it agreed to do any such thing.

A.6 The Company has not made any gift, loan or quasi-loan to any of the Vendors or to any director or former director of the Company nor has it sold any property to any such person, nor has it agreed to do any such thing nor has the Company at any time owed any money to any such person.

B         FINANCIAL STATEMENTS

         The Completion Accounts:

         (a) give a true and fair view of the financial position and state of affairs of the Company at the Accounts Date in 1996 and of its profit (or loss) for the period to which they relate;

         (b) comply with the requirements of the Companies Act 1985 and of all relevant SSAPs;

         (c) have been prepared, unless otherwise expressly stated, on a basis consistent with the basis applied in the corresponding financial statements of the Company for the preceding three financial years;

         (d) contain full provisions for disclosure of all material liabilities and capital commitments of the Company at the Accounts Date in 1996, whether actual, contingent, quantified, disputed or otherwise; and

         (e) contain full provision for bad and doubtful debts, depreciation, amortisation, obsolescence of assets and any foreseeable losses.

C         BUSINESS SINCE THE ACCOUNTS DATE IN 1996

C.1      Since the Accounts Date in 1996:

         (a) the Company has carried on its business prudently and only in its ordinary and usual course and without any material interruption or alternation in the nature, scope or manner of such business and (without limitation) there has been no change in the manner or time of payment of creditors, or the issue of invoices or collection of debts, or in the amount of stock bought or agreed to be bought, or in the level of borrowing or working capital requirements of the Company;

         (b) no dividend or other distribution has been declared, made or paid by the Company;

         (c) no adverse material change in the financial position of the Company has occurred;

         (d) the Company has not borrowed any money which it has not repaid nor has it lent any money which has not been repaid to it;

         (e) the Company has not entered into any material capital transaction or otherwise undertaken any commitment on its capital account; and

         (f) no substantial supplier to or customer of the Company has ceased or significantly reduced its trade with the Company nor, so far as the Vendors are aware, is any such person likely to do so or to alter the terms of trade to the Company's disadvantage.

C.2 The debts of the Company that are due at Completion will be good and collectable in full within a period not exceeding 120 days following Completion less an allowance of five per cent. of those debts due at Completion.

C.3 The net worth of the Company has not materially diminished since the 1996 Accounts Date.

D        COMPLIANCE AND LITIGATION

D.1 The Company has complied in all material respects with all statutes and regulations applicable to it or to its property, including (without limitation) the Companies Act 1985 and the Health & Safety at Work etc. Act 1974.

D.2 All licences and consents of any nature whether public or private ("permissions") necessary or desirable to enable the Company to carry on its business in the ordinary course have been obtained; all such permissions are valid and subsisting and, so far as the Vendors are aware, there are no circumstances which can reasonably be foreseen as likely to lead to any permission being suspended, cancelled or revoked.

D.3 Neither the Company nor any person for whom it is vicariously liable is engaged in any civil or criminal litigation or arbitration proceedings, no injunction or order has been made which is binding on the Company, the Company has given no undertaking to any court or person arising out of any proceedings, nor are any such matters pending or threatened nor are there any circumstances which can so far as the Vendors are aware reasonably be foreseen to give rise to any such matter.

D.4 The Company is not in breach to any material degree of any of its contracts or obligations and, so far as the Vendors are aware, there are not circumstances likely to give rise to such breach, nor is any other party in breach of any such contract.

E         ASSETS

E.1 All assets represented as belonging to or used by the Company are in its actual possession and are its absolute property and none of such assets is the subject of any encumbrance whatsoever nor is there any agreement or commitment to give or create any encumbrance over any assets of the Company.

E.2 The Company's stock is capable of being sold by the Company in the ordinary course of business in accordance with its current price list without rebate or allowance.

F         TRADE

F.1 The Company is not party to any agreement or arrangement which prohibits or will in any way be affected by any change in the beneficial ownership of the Shares or under which any other party will be entitled to exercise any right which would not have been exercisable but for such change.

F.2 The Vendors have disclosed in writing to the Purchaser full details of discounts, overrides, rebates, allowances and other preferential terms of any nature available to the Company from its suppliers or offered by the Company to its customers.

F.3 The Vendors have disclosed in writing to the Purchaser all the material terms and conditions of any contract or obligation which is material to the carrying on of the business of the Company.

F.4 There are no outstanding guarantees, warranties or indemnities made or issued by or on behalf of the Company and no outstanding agreements or arrangements to give, make or issue any of the same.

F.5 The Company has not agreed to any restriction on it carrying on any business in any part of the world.

F.6 Full details of all bank accounts of the Company have been disclosed in writing to the Purchaser.

F.7 The Company is not a party to any agreement or arrangement which is not on arm's length terms.

G         INSURANCE

         All insurance policies of the Company have been disclosed in the Disclosure Letter and are in full force and effect. Nothing has been done or omitted to be done which would make any policy of insurance void or voidable. There is no insurance claim pending or outstanding.

H         INTELLECTUAL PROPERTY RIGHTS

H.1 So far as the Vendors are aware, after diligent inquiry, the carrying on of the business of the Company does not infringe any trade mark, patent or other invention, design, copyright or rights in any confidential information, know-how, trade secret or any other rights of a third party.

H.2 All advertising and marketing materials used in connection with the Company's business comply with all legal requirements in all countries in which the materials are used or proposed to be used. So far as the Vendors are aware such materials are not defamatory and there are no grounds under which such materials could be challenged for any reason whatsoever, including (without limitation) defamation, trade libel or any similar law.

I         EMPLOYEES

I.1 Full and accurate details have been supplied to the Purchaser in writing concerning all the remuneration, benefits and perquisites of any nature of each of the employees of the Company (the "Employees"), together with copies of all service contracts or other written contracts of the Employees (including, without limitation, any employee handbook) and there is no commitment to vary any such matter.

I.2 There are no loans outstanding from the Company or the Vendors to any Employee nor does any Employee owe any money to the Company or the Vendors.

I.3 None of the Employees has given or received notice of termination of his employment nor is any of the Employees the subject of any material disciplinary action or involved in any grievance procedure of any significance nor is the Company engaged in any dispute relating to the provisions of the employment legislation. So far as the

         Vendors are aware, there is no matter which can reasonably be foreseen as being likely to give rise to the same.

I.4 The Disclosure Letter lists all consultants or other independent contractors engaged by the Company and the Inland Revenue has agreed in writing that all such persons are not employees of the Company.

J         PENSIONS

         The Company has no obligations, moral or legal, to provide retirement, death or disability benefits.

K         REAL PROPERTY

K.1      The Company does not own and has no rights over any real property.

K.2.1 So far as the Vendors are aware, compliance has been made with all applicable statutory and bye-law requirements with respect to the Property.

K.2.2 So far as the Vendors are aware, there is no outstanding and unobserved or unperformed obligation on the part of the Company with respect to the Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

K.2.3 So far as the Vendors are aware, there are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to the Property.

K.2.4 So far as the Vendors are aware, there are no notices or orders affecting the Property.

K.2.5 So far as the Vendors are aware, there are no disputes affecting the Property.

K.3.1 The Company has paid all licence fees for its occupation of the Property.

K.3.2 So far as the Vendors are aware, the Property is held by Global Inc Limited under a lease. The Company occupies the Property under a licence without the benefit of any tenancy.

L        TAX RETURNS AND TAXATION

L.1 All necessary taxation returns have been properly made on a correct basis by the Company and there is no question or dispute with the Inland Revenue or H.M. Customs and Excise and so far as the Vendors are aware there are no matters which are likely to lead to any dispute with either of them.

L.2      At the date hereof:

         (a) all amounts due for payment by the Company to H.M. Customs and Excise in respect of value added tax have been paid;

         (b) all National Insurance and social security contributions (both employers' and employees') payable by the Company have been duly paid insofar as they ought to have been paid;

         (c) all amounts in respect of taxation (including without limitation PAYE) which are required to be deducted by the Company in making any payment from which tax falls to be deducted at source have been duly deducted and the Company has so far as it ought to have been paid or accounted to the Inland Revenue for all amounts due in respect of such taxation and all payments of advance corporation tax relating to franked payments due prior to the date hereof have been duly made; and

         (d)     all amounts of Corporation Tax (if due) have been paid.

M         RECORDS

         The Company has kept, and is in possession of, proper accurate and up-to-date records, accounts, books and files relating to its business or affairs. Such records, accounts, books and files, whether kept manually or electronically, and access thereto are under the direct control of the Company. The Company has kept its accounts records accurately and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected therein.

N         STAMP DUTIES

         All documents relating to the assets of the Company which are in the possession or under the control of the Company and to which the Company is a party and which attract stamp duty have been properly stamped. The Company has not been a party to a scheme, contract or arrangement in respect of which relief from duty has been obtained.

O         INSOLVENCY

         No order has been made or petition presented or resolution passed for the winding-up of the Company and there are no grounds on which any such order or petition could be made or presented.

ATTESTATIONS



Signed by                         )
CAROLYN ELIZABETH BARSHALL        ) [SIG]
in the presence of: [SIG]         )





Signed by [SIG]                   )
for and on behalf of              )
PAILEX SECURITIES                 ) [SIG]
INTERNATIONAL INC.                )
in the presence of: [SIG]         )





Signed by                         )
JONATHAN DAVID SIEFF              ) [SIG]
as trustee                        )
in the presence of: [SIG]         )





Signed by                         )
PETER ADAM DAICHES DUBENS         ) [SIG]
as trustee                        )
in the presence of:               )





Signed by                         )
for and on behalf of              ) [SIG]
VANS, INC.                        )
in the presence of:               )





Signed by                         )
James Barshall                    )
for and on behalf of              ) [SIG]
GLOBAL ACCESSORIES LIMITED        )
in the presence of: [SIG]         )